AGIC CONVERTIBLE & INCOME FUND II

AMENDMENT NO. 2

to

THE SECOND AMENDED AND RESTATED DECLARATION OF TRUST

The undersigned, being at least a majority of the duly elected and qualified Trustees of AGIC Convertible & Income Fund II (the “Trust”), a Massachusetts business trust organized and existing under the laws of the Commonwealth of Massachusetts, hereby amend the Trust’s Second Amended and Restated Agreement and Declaration of Trust dated July 16, 2003, as amended, (the “Declaration of Trust”), a copy of which is on file in the office of the Secretary of State of the Commonwealth of Massachusetts, as follows:

1. The first sentence of Section 1 of Article I of the Declaration of Trust is hereby amended to read in its entirety as follows:

“Name. This Trust shall be known as “AllianzGI Convertible & Income Fund II” and the Trustees shall conduct the business of the Trust under than name or any other name as they may from time to time determine.”

The foregoing amendment shall be effective as of January 28, 2013 and will be filed with the Secretary of State of The Commonwealth of Massachusetts.

IN WITNESS WHEREOF, we have hereunto set our hand for ourselves and for our successors and assigns as of the 17th day of October, 2012.

/s/ Deborah A. DeCotis	/s/ John C. Maney
Deborah A. DeCotis	John C. Maney

/s/ Bradford K. Gallagher	/s/ William B. Ogden, IV
Bradford K. Gallagher	William B. Ogden, IV

/s/ James A Jacobson	/s/ Alan Rappaport
James A Jacobson	Alan Rappaport

/s/ Hans W. Kertess
Hans W. Kertess